                                                                      Exhibit 99

                      ASV Reports 1st Quarter 2001 Results

                    Net Sales Increase 16% in Record Quarter

         Grand Rapids, MN (April 24, 2001) -- ASV, Inc. (Nasdaq: ASVI) today reported its first quarter 2001 financial results. Net sales for the three months ended March 31, 2001, totaled $12,954,716, the highest quarterly net sales in the Company's history and a 16% increase from net sales of $11,183,584 for the same period in 2000. Due in part to the significant increase in spending for research and development, net earnings for first quarter 2001 were $203,970 compared with $416,761 for first quarter 2000. Earnings per share were $.02 for first quarter 2001 compared with $.04 for first quarter 2000.
         Commenting on the results, Gary Lemke, President of ASV, Inc., said "The first quarter of 2001 was ASV's best sales quarter ever, with approximately $13 million in net sales. This is especially pleasing when other equipment manufacturers are reporting very small sales increases or even decreases. We believe this says a lot about the types of products ASV offers to its customers. Sales of our RCo30 All Surface Loader continue to increase as we expand our dealer network for this product. In addition, first quarter 2001 saw the initial shipments of the private label version of the RCo30 product under our recently announced alliance agreement with Polaris Industries Inc. (NYSE: PII). As expected, sales of our 4810 Posi-Track decreased in the first quarter of 2001 due in part to the planned introduction of the first two models of our jointly developed Multi-Terrain Loaders (MTLs) with Caterpillar (NYSE: CAT)."
         Continuing, Lemke states "ASV's alliances with Polaris and Caterpillar contributed to our results for the first quarter of 2001. Our alliance with Polaris helped increase our sales, but as these machines are sold on a cost plus basis, our gross profit percentage was less than we experienced in the first quarter of 2000. Fewer sales of our higher margin 4810 Posi-Track in 2001 also reduced our gross profit percentage. Our selling, general and administrative expenses decreased approximately $240,000 due primarily to decreased Caterpillar commissions from the change in sales mix we experienced in 2001. In addition, our investment in research and development totaled over $600,000 for the first quarter of 2001, compared with approximately $135,000 in the first quarter of 2000. The majority of this was attributable to our alliance with Caterpillar for the continued development and testing of the MTLs. We anticipate ASV will begin shipping MTL undercarriages under this alliance in the second quarter. We believe these alliances will help ASV reach its goal of net sales in excess of $60 million for 2001."
         ASV will conduct a live webcast at 10 a.m. Central time, Tuesday, April 24th to discuss its results for the first quarter of 2001 and its outlook for the balance of 2001. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's recently enhanced web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning two hours after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-642-1687 and entering pass code 792358. The Internet replay will be available for 60 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.
         ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patent-pending Maximum Traction and Support System(TM) undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture.
         To learn more about ASV Inc. and the Posi-Track all-purpose crawler, visit the Company's web site at www.asvi.com.


                                     -more-
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         Note: The statements set forth above regarding ASV's anticipated future sales, its plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed, the timing of their planned introduction and ASV's overall revenue goals are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these machines are ultimately produced including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, general market conditions, corporate developments at ASV, Polaris or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Polaris and Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the nine months ended September 30, 2000.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Three months ended March 31, 2001 and 2000

                                                              2001            2000
                                                          ------------    ------------
Net sales .............................................   $ 12,954,716    $ 11,183,584
Cost of goods sold ....................................     10,747,898       8,650,914
                                                          ------------    ------------
        Gross profit ..................................      2,206,818       2,532,670
Operating expenses
    Selling, general and administrative ...............      1,430,736       1,670,323
    Research and development ..........................        607,499         135,148
                                                          ------------    ------------
        Operating income ..............................        168,583         727,199
Other income (expense)
    Interest expense ..................................        (36,825)        (93,203)
    Other, net ........................................        176,212          29,765
                                                          ------------    ------------
        Income before income taxes ....................        307,970         663,761

Provision for income taxes ............................        104,000         247,000
                                                          ------------    ------------

        NET EARNINGS ..................................   $    203,970    $    416,761
                                                          ============    ============

Net earnings per common share - Diluted ...............   $        .02    $        .04
                                                          ============    ============

Diluted weighted average shares outstanding............     10,316,369       9,955,040
                                                          ============    ============

                                     -more-
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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                 March 31,    December 31,
                                                               2001           2000
                                                            -----------   ------------
CURRENT ASSETS
    Cash & short-term investments .......................   $ 7,500,657   $10,762,143
    Accounts receivable, net ............................    16,577,428    10,557,907
    Inventories .........................................    28,240,313    28,064,998
    Prepaid expenses and other ..........................       961,822       965,026
                                                            -----------   -----------
        Total current assets ............................    53,280,220    50,350,074
PROPERTY AND EQUIPMENT, net .............................     4,581,041     4,656,118
                                                            -----------   -----------

        Total assets ....................................   $57,861,261   $55,006,192
                                                            ===========   ===========

                       LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities ............   $    82,858   $    82,090
    Accounts payable ....................................     4,319,628     1,822,912
    Accrued liabilities .................................     1,122,889     1,023,924
    Income taxes payable ................................       234,784       197,021
                                                            -----------   -----------
        Total current liabilities .......................     5,760,159     3,125,947
LONG-TERM LIABILITIES, less current portion .............     2,095,985     2,116,898
SHAREHOLDERS' EQUITY ....................................    50,005,117    49,763,347
                                                            -----------   -----------

        Total liabilities & shareholders' equity ........   $57,861,261   $55,006,192
                                                            ===========   ===========